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                                                                    EXHIBIT 9(a)



April 27, 2001


AUSA Life Insurance Company, Inc.
AEGON Financial Services Group, Inc.
400 West Market Street
Louisville, Kentucky 40202

RE:  AUSA Life Insurance Company, Inc. Separate Account B-- Opinion and Consent

To Whom It May Concern:

     This opinion and consent is furnished in connection with the filing of Post-Effective Amendment No. 7 to Registration Statement on Form N-4 under the Securities Act of 1933, as amended (the "1933 Act"), and Amendment No. 21 to the Registration Statement on Form N-4 under the Investment Company Act of 1940, as amended (the "1940 Act"), File No. 811-6298, 333-65151 (the "Registration Statement"), of AUSA Life Insurance Company, Inc. Separate Account B (Vanguard) ("Separate Account B"). Separate Account B receives and invests premiums allocated to it under a group flexible premium multi-funded annuity contract, the Vanguard Variable Annuity Plan Contract (the "Annuity Contract"). The Annuity Contract is offered in the manner described in the prospectus contained in the Registration Statement (the "Prospectus").

     In my capacity as legal adviser to AUSA Life Insurance Company, Inc. ("AUSA Life"), I hereby confirm the establishment of Separate Account B as a separate account for assets applicable to the Annuity Contract, pursuant to the provisions of Section 4240 of the New York Insurance Statutes. In addition, I have made such examination of the law in addition to consultation with outside counsel and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my professional opinion that:

1. AUSA Life Insurance Company, Inc. is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account B is an account maintained by AUSA Life Insurance Company, Inc. pursuant to the laws of the State of New York, under which income, capital gains, and capital losses incurred on the assets of Separate Account B will be credited to or charged against the assets of Separate Account B, without regard to the income, capital gains or capital losses arising out of any other business which AUSA Life Insurance Company, Inc. may conduct.

3. Assets allocated to Separate Account B are owned by AUSA Life Insurance Company, Inc. The assets in Separate Account B attributable to the Annuity Contract generally will not be chargeable with liabilities arising out of any other business which AUSA Life Insurance Company, Inc. may conduct. The assets of Separate Account B will be available to cover the general liabilities of AUSA Life Insurance Company, Inc. only to the extent that the assets
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     of Separate Account B exceed the liabilities arising under the Annuity
     Contracts.

4. The Annuity Contracts will have been duly authorized by AUSA Life Insurance Company, Inc. and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute validly issued and binding obligations of AUSA Life Insurance Company, Inc. in accordance with their terms.

5. Owners of the Annuity Contracts, as such, will not be subject to any deductions, charges, or assessments imposed by AUSA Life Insurance Company, Inc. other than those provided in the Annuity Contract.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the Prospectus.

Very truly yours,


/s/ Brenda D. Sneed
----------------------------
Brenda D. Sneed
Attorney

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